Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Excellent Financial Performance

April 30, 2024, Bellevue, Washington – “PACCAR reported excellent revenues and net income in the first quarter of 2024,” said Preston Feight, chief executive officer. “PACCAR’s results reflect ongoing demand for premium quality DAF, Peterbilt and Kenworth trucks, aftermarket parts and financial services. I am very proud of our employees and dealers who have delivered outstanding trucks and transportation solutions to our customers.”

PACCAR achieved quarterly revenues of $8.74 billion in the first quarter of 2024, compared to the $8.47 billion reported in the same period in 2023. The company achieved net income of $1.20 billion ($2.27 per diluted share) in the first quarter of 2024. PACCAR reported net income of $733.9 million ($1.40 per diluted share) in the first quarter last year, including a $446.4 million after-tax, non-recurring charge related to civil litigation in Europe. Excluding the non-recurring charge, the company earned adjusted net income (non-GAAP)1 of $1.18 billion ($2.25 per diluted share) in the first quarter of 2023.

Feight added, “PACCAR’s long-term investments in new truck models, advanced manufacturing and technology-enabled aftermarket solutions are contributing to PACCAR’s strong operating margins. Customers’ operations benefit from the superior quality and fuel economy of DAF, Peterbilt and Kenworth vehicles. PACCAR is developing next-generation powertrains and connected systems, which will drive aftermarket parts growth, as well as investing in production capacity.”

Highlights – First Quarter 2024

Highlights of PACCAR’s financial results during the first quarter of 2024 include:

•
Consolidated revenues of $8.74 billion.
•
Net income of $1.20 billion.
•
Record PACCAR Parts revenue of $1.68 billion.
•
Record PACCAR Parts pretax income of $455.8 million.
•
PACCAR Financial Services pretax income of $113.9 million.
•
Cash provided by operations of $1.47 billion.
•
Capital investment of $164.3 million and R&D expense of $105.5 million.
•
Stockholders’ equity of $16.87 billion.

_________________

1 See attached supplementary information on non-GAAP financial measures.

Peterbilt 567 Truck

Global Truck Markets

“North American truck demand is benefiting from increased infrastructure spending,” said Mike Dozier, PACCAR executive vice president. “Kenworth and Peterbilt’s industry-leading vocational trucks provide customers with the premium quality and durability required in rigorous construction applications.” U.S. and Canada Class 8 truck industry retail sales are estimated to be in a range of 250,000-290,000 trucks in 2024. Kenworth and Peterbilt achieved a combined class 8 market share of 30.3% in the first quarter of 2024, compared to 29.5% last year.

Kenworth T880 Truck

“The aerodynamic and innovative DAF XD, XF, XG and XG+ trucks offer best-in-class driver comfort and fuel efficiency to customers,” said Harald Seidel, DAF president. “DAF was honored as the Fleet Manufacturer of the Year and the DAF XD truck was named Best Rigid Truck at the prestigious Fleet News Awards in London this quarter.” European truck industry registrations for the above 16-tonne market in 2024 are projected to be between 260,000 and 300,000 trucks.

DAF XD Truck

The South American above 16-tonne truck market is projected to be in the range of 105,000-115,000 trucks in 2024. DAF Brasil achieved a record 10.7% market share in the Brasil above 16-tonne market in the first quarter of 2024, compared to 8.6% in the same period last year. Mike Kuester, PACCAR assistant vice president of South America, noted, “DAF’s industry-leading quality trucks, complemented by PACCAR Parts, PACCAR Financial Services and DAF’s premium dealerships, are driving DAF Brasil to record market share.”

PACCAR Parts Achieves Record Revenues and Profits

PACCAR Parts achieved record quarterly pre-tax income of $455.8 million, compared to $438.6 million earned in the first quarter of 2023. First quarter 2024 revenues were a record $1.68 billion compared to $1.62 billion reported in the same period last year. Laura Bloch, PACCAR vice president and PACCAR Parts general manager, said, “PACCAR Parts provides strategic, technology-driven transportation solutions that deliver greater uptime and profitability for customers. PACCAR Parts’ excellent performance reflects investments in its TRP all-makes parts and TRP stores, technologies such as managed dealer inventory, and a growing number of PACCAR trucks with PACCAR powertrains in operation.” PACCAR Parts’ private label brand, TRP, celebrates 30 years of success in 2024. TRP offers a selection of more than 157,000 parts designed for all makes and models of trucks, trailers and buses.

TRP
PEÇAS PARA CAMINHÕES
CARRETAS E ÔNIBUS
CARAMORI
TRP
PEÇAS PARA
CAMINHÕES
CARRETAS
ÔNIBUS
Caramori

TRP Store

PACCAR Parts’ 19 global parts distribution centers support more than 2,300 DAF, Kenworth and Peterbilt dealer locations. PACCAR is constructing a new, 240,000 square-foot PACCAR PDC to be opened in Massbach, Germany, in 2024. The new PDC in Germany will enhance parts delivery to dealers and customers in the largest truck market in Europe.

Parts Distribution Center in Massbach, Germany (Rendering)

PACCAR Financial Services Achieves Good Quarterly Profits

PACCAR Financial Services (PFS) achieved pretax income of $113.9 million in the first quarter of 2024, compared to $148.8 million earned in the first quarter of 2023. First quarter 2024 revenues were a record $509.3 million compared to $423.2 million in the same quarter of last year. “PFS achieved good quarterly results due to its growing portfolio and strong portfolio quality. The used truck market has normalized after two years of high volume and prices,” said Todd Hubbard, PACCAR vice president. “PFS is a leader in the market with its superior Kenworth, Peterbilt and DAF products, innovative technologies that provide seamless credit application and loan processing, and its support of customers in all phases of the business cycle.”

PFS has a portfolio of 228,000 trucks and trailers, with total assets of $21.15 billion. PacLease, a major full-service truck leasing company in North America and Europe with a fleet of over 41,000 vehicles, is included in this segment. “PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 26 countries on four continents,” said Craig Gryniewicz, PACCAR Financial Corp. president. “PACCAR Financial Services has excellent access to the debt markets, issuing $950 million in medium-term notes during the first quarter of 2024.”

Capital and R&D Investments in Products, Technologies and Facilities

PACCAR’s consistent long-term profits, strong balance sheet, and focus on quality, technology and innovation have enabled the company to invest $7.9 billion in world-class facilities, next generation products and state of the art technologies during the past decade. PACCAR invested $164.3 million in capital projects and $105.5 million in research and development expenses in the first quarter of 2024. Harrie Schippers, president and chief financial officer, said, “Capital expenditures are projected to be in the range of $700-$750 million and research and development expenses are estimated to be in the range $460-$500 million in 2024. PACCAR is increasing its investment in new powertrains, advanced manufacturing capabilities and capacity, and aftermarket distribution capabilities that will create value for our customers.”

PACCAR’s advanced battery cell manufacturing joint venture is expected to begin construction of its 21-gigawatt hour (GWh) factory in Marshall County, Mississippi, in the second quarter of 2024, and start production in 2027. PACCAR anticipates investing $600-$900 million in the joint venture.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 30, 2024, at 8:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q1 Earnings Webcast” at PACCAR’s homepage. The webcast will be available on a recorded basis through May 7, 2024. PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended
	March 31
	2024	2023
Truck, Parts and Other:
Net sales and revenues	$8,235.0	$8,050.1
Cost of sales and revenues	6,673.8	6,493.1
Research and development	105.5	97.2
Selling, general and administrative	147.6	159.8
Interest and other (income) expenses, net	(27.0)	578.8	(1)

Truck, Parts and Other Income Before Income Taxes	1,335.1	721.2

Financial Services:
Revenues	509.3	423.2
Interest and other	340.3	236.1
Selling, general and administrative	39.0	35.2
Provision for losses on receivables	16.1	3.1

Financial Services Income Before Income Taxes	113.9	148.8
Investment income	85.5	49.0

Total Income Before Income Taxes	1,534.5	919.0
Income taxes	339.2	185.1

Net Income	$1,195.3	$733.9

Net Income Per Share:
Basic	$2.28	$1.40
Diluted	$2.27	$1.40

Weighted Average Shares Outstanding:
Basic	524.9	523.5
Diluted	526.3	524.4

Dividends declared per share	$.27	$.25

(1) Includes a $600.0 million non-recurring charge related to civil litigation in Europe (EC-related claims).

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31	December 31
	2024	2023
ASSETS
Truck, Parts and Other:
Cash and marketable securities	$7,727.2	$8,659.3
Trade and other receivables, net	2,410.9	2,198.1
Inventories, net	2,742.6	2,576.7
Property, plant and equipment, net	3,796.9	3,780.1
Equipment on operating leases and other, net	2,543.4	2,645.3
Financial Services Assets	21,152.6	20,963.9

	$40,373.6	$40,823.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$7,642.5	$9,015.8
Financial Services Liabilities	15,859.2	15,928.8
STOCKHOLDERS' EQUITY	16,871.9	15,878.8

	$40,373.6	$40,823.4

Common Shares Outstanding	524.1	523.3

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Three Months Ended March 31,	2024	2023
OPERATING ACTIVITIES:
Net income	$1,195.3	$733.9
Depreciation and amortization:
Property, plant and equipment	104.2	103.0
Equipment on operating leases and other	130.8	118.1
Net change in trade receivables, inventory and payables	140.5	(187.2)
Net increase in wholesale receivables on new trucks	(183.4)	(451.2)
All other operating activities, net	81.6	368.2

Net Cash Provided by Operating Activities	1,469.0	684.8

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(191.3)	(138.7)
Acquisitions of equipment for operating leases	(160.5)	(153.1)
Net increase in financial services receivables	(317.4)	(178.9)
Net increase in marketable debt securities	(25.8)	(10.9)
Proceeds from asset disposals and other	168.9	188.9

Net Cash Used in Investing Activities	(526.1)	(292.7)

FINANCING ACTIVITIES:
Payments of cash dividends	(1,816.5)	(1,105.3)
Purchases of treasury stock	(4.0)	(3.0)
Proceeds from stock compensation transactions	35.4	20.5
Net (decrease) increase in debt and other	(94.9)	397.0

Net Cash Used in Financing Activities	(1,880.0)	(690.8)
Effect of exchange rate changes on cash	(50.1)	17.9

Net Decrease in Cash and Cash Equivalents	(987.2)	(280.8)
Cash and cash equivalents at beginning of period	7,181.7	4,690.9

Cash and cash equivalents at end of period	$6,194.5	$4,410.1

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended
	March 31
	2024	2023
Sales and Revenues:
Truck	$6,541.0	$6,413.8
Parts	1,675.9	1,623.0
Financial Services	509.3	423.2
Other	18.1	13.3

	$8,744.3	$8,473.3

Pretax Profit:
Truck	$881.6	$894.3
Parts	455.8	438.6
Financial Services	113.9	148.8
Investment Income and Other	83.2	(562.7)	(1)

	$1,534.5	$919.0

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended
	March 31
	2024	2023
United States and Canada	$5,674.6	$5,040.1
Europe	1,805.0	2,275.5
Other	1,264.7	1,157.7

	$8,744.3	$8,473.3

NEW TRUCK DELIVERIES

	Three Months Ended
	March 31
	2024	2023
United States and Canada	29,500	26,000
Europe	11,600	17,400
Other	7,000	7,700

	48,100	51,100

(1) Includes a $600.0 million non-recurring charge related to civil litigation in Europe (EC-related claims).

PACCAR Inc
SUPPLEMENTARY INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

This earnings release includes “adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP)”, which are financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”), since they exclude a charge for EC-related claims. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies.

For the first quarter 2023, adjustment for the EC-related claims relates to a pre-tax charge of $600.0 million ($446.4 million after-tax) for estimable total costs recorded in Interest and other (income) expenses, net.

Management utilizes these non-GAAP measures to evaluate the Company’s performance and believes these measures allow investors and management to evaluate operating trends by excluding a significant non-recurring charge that is not representative of underlying operating trends.

Reconciliations from the most directly comparable GAAP measures to adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) are as follows:

Three Months Ended
($ in millions, except per share amounts)	March 31, 2023
Net income	$733.9
EC-related claims, net of taxes	446.4
Adjusted net income (non-GAAP)	$1,180.3

Per diluted share:
Net income	$1.40
EC-related claims, net of taxes	.85
Adjusted net income (non-GAAP)	$2.25